EXHIBIT 99


Kimberly-Clark Corporation        Dallas, Texas  75261-9100
                                  Phone 214-830-1200




For Release:                          For Further Information:

                                      Tina S. Barry
                                      (214) 830-1484

Kimberly-Clark To Spin Off Tobacco-Related Businesses as Part of Plan To Improve Shareholder Value

DALLAS, May 9, 1995--Kimberly-Clark Corporation today announced a series of actions to improve shareholder value. Plans include a spin-off of the company's tobacco-related businesses in the U.S. and France and a program to cut costs at Kimberly-Clark by more than $100 million annually on a pretax basis beginning in 1996.
     "While we are achieving strong volume growth and improved market shares in most of our North American businesses and in many countries abroad, to return the company to consistent double-digit earnings growth we must further increase sales, improve productivity and reduce costs," said Wayne R. Sanders, chairman of the board and chief executive officer of Kimberly-Clark.
     Kimberly-Clark said it expects to increase earnings by at least 10 percent a year in 1995 and beyond, despite the spin-off. "We are committed to generating double-digit earnings growth and a return on equity in excess of 20 percent," Mr. Sanders said.
     The spin-off will consist of U.S. and French operations that make cigarette paper and other tobacco-related products and employ more than 2,300 people. In 1994, the combined operations had sales of $404 million.
     Prior to the spin-off, these operations will provide approximately $100 million of cash proceeds to Kimberly-Clark. The company said it plans to use the proceeds to buy back shares of its common stock under a share repurchase plan authorized in 1994.
     In deciding to spin off tobacco-related businesses in the U.S. and France, the company said its board of directors has concluded that these businesses are incompatible with the company's strategic direction as a manufacturer and marketer of well-known consumer and health care brands and that separating them from Kimberly-Clark's other businesses will enhance the operations of each.
     "The spin-off will allow each management team to focus attention on their business objectives and on the customers and markets they serve without concern for how the actions of one may affect the other," Mr. Sanders said.
     "Until recently, the board opposed divesting these businesses because it would have had an adverse effect on the economic returns to our shareholders," he said. "This plan for a tax-free spin-off of these businesses to Kimberly-Clark shareholders, combined with our cost savings program and the present earnings outlook for our businesses, eliminates that concern.
     "Moreover, the plan will allow each investor in our stock to make his or her own decision about whether to hold or divest shares in the new company," Mr. Sanders said. "In either case, we believe this plan enhances shareholder value, while protecting the interests of employees, customers and the communities where these operations are located. In other words, we believe this decision is in the best interest of all and should improve overall returns to our shareholders.
     "As an independent, publicly held company, the tobacco-related businesses should prosper," he added. "The new company will have strong cash flow and ready access to capital markets. It also will be conservatively financed and will have a management team willing to invest to expand the operations and to extend its leadership position as the largest worldwide supplier of tobacco papers."
      Senior management of the new company all will be Kimberly-Clark executives. Upon completion of the spin-off, Wayne H. Deitrich, President - Paper and Specialty Products Sector of Kimberly-Clark, will become chairman and chief executive officer of the new company. Mr. Deitrich, 51, has been with Kimberly-Clark since 1970 and has management responsibility for the U.S. and French tobacco-related businesses, as well as other paper businesses at Kimberly-Clark. He has a PhD in pulp and paper technology from the Institute of Paper Chemistry and an MBA from the University of Chicago.
     In addition to maintaining management continuity, plans call for sales, marketing, research and development, mill and other employee teams to remain intact. Assets of the new company, which will be headquartered in the Atlanta area, will include six mills in the U.S., three in France and a flax processing operation in Canada. These manufacturing operations are located in Lee, Mass.; Spotswood, N.J.; Ancram, N.Y.; Le Mans, Malaucene and Quimperle, France; and Winkler, Manitoba, Canada.
     Kimberly-Clark said it expects the spin-off to be completed in late 1995 or early 1996. It is subject to a favorable tax ruling by the Internal Revenue Service and approval of the Kimberly-Clark board of directors.
     Regarding the cost-savings program, the company said its key components are: outsourcing the company's U.S. trucking operations, consolidating mill and staff support units, reducing inventories and globally sourcing selected raw materials. In addition, the company has implemented tax savings programs and is reducing general and administrative expense as a percentage of sales.
     As previously announced, the outsourcing of Kimberly-Clark's trucking operation to Schneider National Carriers, Inc. will result in the elimination of more than 700 positions, with most of those affected expected to be offered jobs at Schneider or other carriers. By consolidating support functions at mill and staff units in North America, Kimberly-Clark expects to eliminate another 150 to 250 positions.
     Other measures will sharply reduce inventory levels of finished product, while maintaining excellent customer service through use of state-of-the-art sales forecasting tools and improved manufacturing flexibility. In addition, the company said it recently has negotiated more favorable arrangements with various suppliers and has identified other opportunities to reduce raw material costs by using the collective buying power of its global business teams.
     Costs to implement these plans, including severance, disposal of certain assets and fees for the spin-off, will be booked as incurred in 1995 and early 1996 and are not expected to exceed a total of $20 million.
     Kimberly-Clark is a manufacturer of household, personal care and health care products, as well as newsprint and premium business, correspondence and specialty papers. Its well-known consumer products include Huggies diapers, Huggies Pull-Ups training pants, Pull-Ups GoodNites underpants, Huggies baby wipes, Kleenex facial tissue, Kleenex premium bathroom tissue, Kotex and New Freedom feminine care products, Hi-Dri household towels and Depend and Poise incontinence care products.

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